Exhibit 99.1

AURINIA REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS AND COMPANY UPDATES

$23.4 million in net revenue for the fourth quarter 2021 (60% increase from third quarter) and $45.6 million in net revenue for full year 2021

2021 readout of strong results from AURORA 2 continuation study fuels momentum for year two of launch

Cash and cash equivalents, and investments of $466.1 million as of December 31, 2021

Company projects a net revenue guidance range of $115-$135 million from sales of LUPKYNISTM (voclosporin) for 2022

Conference call to be hosted today at 8:30 a.m. ET
VICTORIA, British Columbia – February 28, 2022 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued its financial results for the fourth quarter and year ended December 31, 2021. Amounts, unless specified otherwise, are expressed in U.S. dollars.
Aurinia achieved $23.4 million and $45.6 million for the quarter and full year ended December 31, 2021, respectively. These results align with the previously stated annual revenue estimate in the range of $40 to $50 million for 2021.
“In the fourth quarter 2021, we performed well against our commercial launch objectives, doubling our total revenue from the previous three quarters with increases in LUPKYNIS patient start forms and improved conversion rates and payor coverage,” said Peter Greenleaf, President and Chief Executive Officer of Aurinia. “Despite unpredictable COVID realities, varying by geographic region, as well as the typical challenges we would expect to manage in the first year of a product launch, we are very pleased with the progress we have made to ensure awareness, adoption, and access to LUPKYNIS.”
For fiscal year 2022, the Company is providing net revenue guidance of $115 to $135 million from sales of LUPKYNIS. This range is based on assumptions regarding the impact of COVID-19 on the current business environment and represents an increase of more than 150 to 200% in net revenue from sales of LUPKYNIS compared to fiscal year 2021.

“The positive results from the AURORA 2 two-year continuation study, announced in December 2021, will fuel our momentum and differentiate LUPKYNIS going forward as we have the first and only FDA-approved medicine for LN with three years of pivotal trial results, including long-term safety data. Outside of the U.S., we continue to work closely with our partner Otsuka Pharmaceutical Co., Ltd. (Otsuka) to secure regulatory approval of voclosporin in the EU and expand global access to this important treatment,” added Mr. Greenleaf. “With a healthy balance sheet, including approximately $466.1 million of cash, cash equivalents and investments on hand as of year end, strong commercial, research and development programs, and talented, passionate employees, we are poised for continued growth and success as we work to change the course of lupus nephritis and other autoimmune diseases.”

Fourth Quarter 2021 Highlights & Upcoming Milestones:

•Aurinia added 477 patient start forms (PSFs) in Q4 2021, a 17% increase from Q3 2021, with a total of 1,572 PSFs received during 2021.
•PSF conversion rates continue to increase with more than 70% of PSFs converted to patients on therapy. Time to convert continues to decrease since launch: 30- and 60-day conversion rates have improved each month.
•Since January 2021 (launch of LUPKYNIS), the Company has secured a total of 1,773 PSFs to date.
•Aurinia now has confirmed payor coverage in plans covering more than 90% of total lives in the United States.

•In December 2021, the Company presented top-line data from the AURORA 2 two-year continuation study demonstrating a favorable risk/benefit profile for voclosporin over a three-year period, with safety comparable to AURORA 1, and sustained efficacy. Additional data from this study is expected to be published and presented in peer-reviewed journals and/or medical meetings throughout 2022.
•Regulatory review of the European Medicines Agency (EMA) marketing authorization application (MAA) remains on track with a Committee for Medicinal Products for Human Use (CHMP) opinion expected in the second half of 2022 followed by a European Commission (EC) approval decision expected in the second half of 2022.
•Further stabilized balance sheet through the utilization of an at the market offering (ATM), raising net proceeds of $196.7 million through December 31, 2021, at an average price of $19.91 and at an average discount of 2.63%. The Company has terminated the ATM sales agreement with no further sales to occur under the ATM.

Financial Liquidity at December 31, 2021

As of December 31, 2021, Aurinia had cash and cash equivalents and investments of $466.1 million compared to $422.7 million at December 31, 2020. The increase was primarily due to the receipt of net proceeds from the Company’s ATM offering, cash proceeds from the exercise of stock options and warrants and cash receipts from the sale of LUPKYNIS, offset by the commercial infrastructure spend to support the launch of LUPKYNIS. The offset also includes payments for inventory, an upfront payment made as part of a collaborative agreement with Lonza to build a dedicated manufacturing capability (or monoplant) and an upfront license payment related to its recently acquired developmental programs (AUR200 and AUR300).

Net cash used in operating activities was $157.7 million for the year ended December 31, 2021 compared to $69.9 million for the year ended December 31, 2020. The increase was primarily due to the commercial infrastructure spend to support the launch of LUPKYNIS, payments for inventory, an upfront payment made as part of a collaborative agreement with Lonza to build the monoplant, payments to advance clinical programs and one-time payments to a related party upon achievement of specific milestones partially offset by cash receipts from sales of LUPKYNIS.

The Company believes that it has sufficient financial resources to fund its current plans, which include funding commercial activities, including FDA related post approval commitments, manufacturing and packaging of commercial drug supply, funding its supporting commercial infrastructure, conducting planned research and development (R&D) programs, investing in its pipeline, executing on its business development strategy and funding its operating activities for at least the next few years.
Financial Results for the Quarter and Year Ended December 31, 2021
Total net revenue was $23.4 million and $50.0 million for the quarters ended December 31, 2021 and December 31, 2020, respectively. Total net revenue was $45.6 million and $50.1 million for the years ended December 31, 2021 and December 31, 2020, respectively. The net revenue for the quarter ended and year ended December 31, 2021, primarily consisted of commercial sales of LUPKYNIS, following FDA approval in January of 2021. Total revenue for the quarter and year ended December 31, 2020, was primarily due to an upfront payment from Otsuka of $50.0 million resulting from entering into its collaboration agreement with Otsuka.
Cost of sales were $0.5 million and nil for the quarters ended December 31, 2021 and December 31, 2020, respectively. Cost of sales were $1.1 million and nil for the years ended December 31, 2021 and December 31, 2020, respectively. In 2020, the Company did not have any drugs approved for commercial sale and the upfront payment from Otsuka did not have cost of sales associated with it. Gross margin for the three and twelve months ended December 31, 2021 was approximately 98%.
Selling, general and administrative (SG&A) expenses were $44.2 million and $38.8 million for the quarters ended December 31, 2021 and December 31, 2020, respectively. For the years ended December 31, 2021 and December 31, 2020, SG&A expenses were $171.4 million and $96.0 million, respectively. The increase for both periods was due to the increase in salaries, incentive pay and employee benefits related to the expansion of the commercial and administrative functions to support the launch and commercialization of LUPKYNIS which ramped up during the third quarter of 2020. Also contributing was an increase in travel, trade shows and sponsorships connected with the sales activity occurring in 2021.

Non-cash SG&A share-based compensation expense were $7.2 million and $4.5 million for the quarters ended December 31, 2021 and December 31, 2020, respectively. For the years ended December 31, 2021 and December 31, 2020, non-cash share-based compensation expense were $26.4 million and $13.6 million, respectively.
For the quarters ended December 31, 2021 and December 31, 2020, research and development (R&D) expenses were $11.1 million and $13.2 million, respectively. The primary driver for the decrease was due to the decrease in salaries, incentive pay and employee benefits due to the allocation of costs related to post approval support of LUPKYNIS to SG&A.
For the years ended December 31, 2021 and December 31, 2020, R&D expenses were $51.1 million and $50.3 million, respectively. The primary drivers for the increase were due to the upfront license and accrued milestone expenses related to its recently acquired developmental programs, AUR200 and AUR300, and higher clinical research organization expenses related to its new clinical programs offset by a decrease in voclosporin development costs following the approval of LUPKYNIS.
Non-cash R&D share-based compensation expense were $1.2 million and $0.6 million for quarters ended December 31, 2021 and December 31, 2020, respectively. For the years ended December 31, 2021 and December 31, 2020, non-cash share-based compensation expense were $4.4 million and $3.7 million, respectively.
For the quarter ended December 31, 2021, Aurinia recorded a net loss of $33.3 million or $0.25 net loss per common share, as compared to a net loss of $8.1 million or $0.06 net loss per common share for the quarter ended December 31, 2020. For the year ended December 31, 2021, Aurinia recorded a net loss of $181.0 million or $1.40 net loss per common share as compared to a net loss of $102.7 million or $0.87 net loss per common share for the previous period.
This press release is intended to be read in conjunction with the Company’s consolidated financial statements and Management's Discussion and Analysis for the year ended December 31, 2021 in the Company’s Annual Report on Form 10-K, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.
Conference Call Details
Aurinia will host a conference call and webcast to discuss the quarter and year ended December 31, 2021 financial results today, Monday, February 28, 2022 at 8:30 a.m. ET. The audio webcast can be accessed under "News/Events” through the “Investors” section of the Aurinia corporate website at www.auriniapharma.com. In order to participate in the conference call, please dial +1-877-407-9170 (Toll-free U.S. & Canada).
About Lupus Nephritis
LN is a serious progression of systemic lupus erythematosus (SLE), a chronic and complex autoimmune disease. About 200,000-300,000 people live with SLE in the U.S. and approximately one out of three of these individuals have already developed LN at the time of SLE diagnosis. If poorly controlled, LN can lead to permanent and irreversible tissue damage within the kidney, resulting in kidney failure. Black and Asian individuals with SLE are four times more likely to develop LN and individuals with Hispanic ancestry are approximately twice as likely to develop the disease when compared with Caucasian individuals. Black and Hispanic individuals with SLE also tend to develop LN earlier and have poorer outcomes when compared to Caucasian individuals.
About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations that are impacted by serious diseases with a high unmet medical need. In January 2021, the Company has introduced LUPKYNIS (voclosporin), the first FDA-approved oral therapy dedicated for the treatment of adult patients with active LN. The Company’s head office is in Victoria, British Columbia, its U.S. commercial office is in Rockville, Maryland. The Company focuses its development efforts globally.
Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s estimates as to annual net revenue from sales of LUPKYNIS in the range of $115-$135 million in 2022; Aurinia’s estimates as to the number of patients with SLE in the U.S. and the proportion of those persons who will develop LN; Aurinia being confident that it is poised for growth and success; Aurinia’s belief that it has sufficient financial resources to fund its current plans for at least the next few years; and the expected timing for the EMA CHMP opinion and EC decision relating to the EMA MAA. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to the capital required to fund operations; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; the relationship between COVID vaccinations and patient treatment; assumptions related to timing of interactions with regulatory bodies; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.
Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of voclosporin; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; unknown impact and difficulties imposed by the COVID-19 pandemic on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; regulatory bodies may not grant approvals on conditions acceptable to Aurinia and its business partners, or at all; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information.
All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.
Investor/Media Contact:
Dana Lynch
Corporate Communications, Aurinia
dlynch@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2021	December 31, 2020

Assets
Current assets:
Cash, cash equivalents and restricted cash	$231,900	$272,350
Short-term investments	234,178	125,979
Accounts receivable, net	15,414	—
Inventories, net	19,326	13,927
Prepaid expenses and other current assets	12,506	7,171
Total current assets	513,324	419,427

Non-current assets:
Long-term investments	—	24,380
Other non-current assets	11,838	247
Property and equipment, net	4,418	4,786
Acquired intellectual property and other intangible assets, net	8,404	9,332
Right-of-use assets	5,383	5,489
Total assets	$543,367	$463,661

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	34,947	24,797
Other current liabilities (of which $6,000 due to related party in 2020)	4,640	6,412
Operating lease liabilities	1,059	788
Total current liabilities	40,646	31,997

Non-current liabilities:
Deferred compensation and other non-current liabilities	15,950	16,295
Operating lease liabilities	7,680	7,619
Total liabilities	64,276	55,911

Shareholders’ Equity:
Common shares - no par value, unlimited shares authorized, 141,600 and 126,725 shares issued and outstanding at December 31, 2021 and 2020, respectively	1,177,051	944,328
Additional paid-in capital	59,014	39,383
Accumulated other comprehensive loss	(852)	(805)
Accumulated deficit	(756,122)	(575,156)
Total shareholders' equity	479,091	407,750

Total liabilities and shareholders’ equity	$543,367	$463,661

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)
Revenue:
Product revenue, net	$23,375	$—	$45,488	$—
License and contract revenue	29	50,030	117	50,118
Total revenue, net	23,404	50,030	45,605	50,118
Operating expenses:
Cost of sales	481	—	1,091	—
Selling, general and administrative	44,242	38,779	171,438	95,983
Research and development	11,149	13,173	51,139	50,327
Amortization of intangible assets	522	387	2,098	1,289
Other (income) expense, net	(285)	5,743	574	6,809
Total cost of sales and operating expenses	56,109	58,082	226,340	154,408
Loss from operations	(32,705)	(8,052)	(180,735)	(104,290)
Interest income	109	135	529	1,516
Net loss before income taxes	(32,596)	(7,917)	(180,206)	(102,774)
Income tax expense (benefit)	726	157	760	(94)
Net loss	$(33,322)	$(8,074)	$(180,966)	$(102,680)
Basic and diluted loss per common share	$(0.25)	$(0.06)	$(1.40)	$(0.87)
Weighted-average common shares outstanding used in computation of basic and diluted loss per share	132,054	126,618	129,369	118,473